                                                                    EXHIBIT 10.9

                                                     November 3, 1994

King Broadcasting Company
c/o KING-TV
333 Dexter Avenue North
Seattle, Washington 98109

        Re: KING-TV (Seattle, Washington)
            -----------------------------

Gentlemen:

     The following shall comprise the agreement between us for the affiliation of your television broadcasting station KING-TV (you and KING-TV collectively herein called "Station") with the NBC Television Network (herein called "NBC") and shall supersede and replace our prior agreement dated March 16, 1989, except for the most recent amendment with respect to network non-duplication protection under Federal Communications Commission ("FCC") Rules Section 76.92.

     1. Term. This Agreement shall become effective as of the 1st day of October, 1994 (the "Effective Time"), and, unless sooner terminated as provided in this Agreement, it shall remain in effect for a period of seven (7) years thereafter. It shall then be renewed on the same terms and conditions for a further period of five (5) years and for successive further periods of five (5) years each, unless and until either party shall, at least twelve (12) months prior to the expiration of the then current term, give the other party written notice that it does not desire to have this Agreement renewed for a further period.

     2.  NBC Programming.

     (a) NBC shall deliver to Station for free, over-the-air television broadcasting all programming which NBC makes available for broadcasting in the community to which Station is presently licensed by the FCC, except as otherwise expressly provided herein.

     (b) NBC commits to supply sufficient programming throughout the term of this Agreement for the hours presently programmed by it (the "Programmed Time Periods"), which Programmed Time Periods are as follows (the specified times are all local time in Station's community of license):

    Prime Time:   Monday thru Saturday - 8:00-11:00 P.M.
                  Sunday - 7:00-11:00 P.M.

    Late Night:   Monday thru Thursday - 11:35 P.M.-2:05 A.M.
                  Friday - 11:35 P.M.-2:35 A.M.
                  Saturday - 11:30 P.M.-1:00 A.M.

    News:         Monday thru Friday - 4:30-5:00 A.M.,
                  7:00-9:00 A.M. and 6:00-6:30 P.M.
                  Saturday - 6:00-6:30 P.M.
                  Sunday - 6:00-8:00 A.M.
                  and 6:00-6:30 P.M.

    Daytime:      Monday thru Friday - 9:00-10:00 A.M.,
                  11:00 A.M. -12:00 Noon and 1:00-2:00 P.M.
                  Saturday - 10:30 A.M.-1:00 P.M.

     The selection, scheduling, substitution and withdrawal of any program or portion thereof delivered to Station during the Programmed Time Periods shall at all times remain within the sole discretion and control of NBC. The parties acknowledge that local and network programming needs may change during the term of this Agreement, and each party agrees throughout the term to negotiate in good faith with the other party any proposed modification of the Programmed Time Periods.

     (c) In addition to the programming supplied pursuant to Paragraph 2(b) above, NBC shall offer Station throughout the term of this Agreement a variety of sports, special events and overnight news programming for television broadcast at times other than the Programmed Time Periods. Station shall have the right of first refusal with respect to any such programming good for seventy-two (72) hours as against any other television station located in Station's community of license or any television program transmission service furnishing a television signal to Station's community of license, including, but not limited to, any cable television system, multichannel distribution system, telephone system, subscription television service, multipoint distribution system and satellite transmission service. Station shall notify NBC of its acceptance or rejection of NBC's offer of such programming as promptly as possible. Station's acceptance of NBC's offer shall constitute Station's agreement to broadcast such programming in accordance with the terms of such offer and this Agreement. Notwithstanding any other provision in this Agreement, no pre-existing acceptance of NBC programming shall be superseded or otherwise affected by this Agreement, and those acceptances shall remain in full force and effect. With respect to NBC programs outside the Programmed Time Periods (either offered or already contracted for pursuant to this Agreement), nothing herein contained shall prevent or hinder NBC from (i) substituting one or more sponsored or sustaining programs, in which event NBC shall offer such substituted program or programs to Station in accordance with the provisions of this Paragraph 2(c), or (ii) canceling one or more such NBC programs; provided, however, that NBC shall exercise all reasonable efforts to give Station at least three (3) weeks prior written notice of such substitution or cancellation. Station shall not be obligated to broadcast, and NBC shall not be obligated to continue to deliver, subsequent to the termination of this Agreement, any programs which NBC may have offered and which Station may have accepted during the term hereof.

     3.  Station Carriage in Programmed Time Periods.

     (a) Station agrees that, subject only to Authorized Preemptions (as hereinafter defined), including Station's unqualified right to preempt for local live coverage of news events, Station shall broadcast over Station's facilities all NBC programming supplied to Station for broadcast in the Programmed Time Periods on the dates and at the times the programs are scheduled by NBC, except to the extent that Station is actually broadcasting programming pursuant to (and within the specified limits of) a commitment contemplated by Paragraph 3(b) below.

     (b) As an inducement for NBC to enter into this Agreement, Station covenants, represents and warrants to NBC that during any Broadcast Year (as hereinafter defined) during the term hereof, Station shall preempt no more than twenty (20) hours in the aggregate of NBC programs during the Prime Time Programmed Time Period for any reason other than for the live coverage of news events; provided, however, that Station shall be permitted to make additional preemptions for the broadcast of Seahawks pre-season football games as set forth in Paragraph 3(c) below, subject to the provisions thereof. For the purposes of this Agreement, a "Broadcast Year" shall mean a twelve (12) month period during the term hereof which commences on any September 1 during the term hereof and which ends on August 31 of the immediately following year. Station hereby confirms that its rights and obligations under this Paragraph 3(b) are consistent with its rights and obligations referred to in Paragraph 4(c) below.
(c) Station shall have the right to preempt NBC programming for the broadcast of Seahawks pre-season football games (the "Seahawks Games"); provided, however, that in each Broadcast Year during the term of this Agreement, the number of programming hours included for purposes of determining such preemption amount shall not exceed the aggregate number of programming hours scheduled by Station for the broadcast of six (6) Seahawks Games during the 1993-1994 Broadcast Year (the "Seahawks Preemption Amount"); and provided, further, that in each Broadcast Year during the term of this Agreement, the number of hours of programming included in such Seahawks Preemption Amount utilized in a specific daypart shall be approximately the same as the number of hours of such programming scheduled for broadcast by Station during the 1993-1994 Broadcast Year.

     (c) The Station hereby agrees to accept and clear all sports programming offered to the Station by NBC outside the Programmed Time Periods ("NBC Sports Programming"), to the extent cleared by the Station prior to the date hereof, except for (i) NBC sports programming which directly conflicts with Station's coverage of sports events and special events of particular local interest (collectively, such coverage of such sports events and special events other than the Station's broadcast of Seahawks Games are referred to below as "Special Programs") and (ii) as provided above in Paragraph 3(c) with respect to the Seahawks Preemption Amount. Station agrees not to broadcast more than three (3) hours of Special Programs outside the Programmed Time Periods (which number of hours is based upon Station's historical clearance levels for such Special Programs) in the aggregate during any Broadcast Year during the term of the Agreement which would conflict with NBC sports programming outside the Programmed Time Periods (the "Sports Preemption Amount").

     (d) Notwithstanding the foregoing provisions of subparagraphs (b) and (d) above and without limiting the provisions thereof, Station agrees that, in any three (3) month period during a Broadcast Year, Station's preemptions of NBC Prime Time programs and NBC Sports Programming shall not exceed 50% of, respectively, the Prime Time Preemption Amount and the Sports Preemption Amount, unless otherwise consistent with Station's programming practice.

     (e) Upon the expiration of the existing term (without giving effect to any renewal) or termination of any of Station's contractual commitments in existence as of the date hereof with respect to Station's broadcast of at least one (l) hour of non-NBC Network programs during the daytime hours of 9:00 A.M.-4:00 P.M., Station' agrees to accept and clear "Another World" (or replacement programming); at such time as
Station clears such additional NBC program, such clearance hour shall then become part of the Daytime Programmed Time Period for purposes of Paragraphs 2(b) and 3(a) hereof.

     4.  Preemptions.

     (a) In the event that Station, for any reason, fails to broadcast or advises NBC that it will not broadcast any NBC programming as provided herein, then, in each case, Station, upon notice from NBC to Station, shall broadcast such omitted programming and the commercial announcements contained therein (or any replacement programming and the commercial announcements contained therein) during a time period or periods which the parties shall promptly and mutually agree upon and which shall, to the extent possible, be of a quality and rating value comparable to that of the time period or periods at which such omitted programming was not broadcast as provided herein. In the event that the parties do not promptly agree upon a time period or periods as provided in the preceding sentence, then, without limitation to any other rights of NBC under this Agreement or otherwise, NBC shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in Station's community of license.

     (b) For the purposes of this Agreement, an "Authorized Preemption" shall mean: any failure to broadcast due to force majeure as provided for in Paragraph 11 below, any preemption permitted by Paragraphs 3(a), 3(b), 3(c) or 3(d) above, and any preemption permitted by Paragraph 4(c) below. Any other preemption or failure to broadcast any NBC programming shall be deemed an "Unauthorized Preemption" and, without limiting any other rights of NBC under this Agreement or otherwise, upon NBC's request, Station shall pay NBC, or NBC may deduct or offset from any amounts payable to Station hereunder or under any other agreement between Station and NBC (or an entity controlling, controlled by or under common control with NBC), an amount equivalent to NBC's loss in net advertising revenues attributable to the failure of Station to broadcast such program in Station's market as scheduled by NBC, which amount shall be calculated in accordance with Exhibit A hereto; provided, however, that the maximum amounts payable by Station to NBC pursuant to this Paragraph 4(b) shall not exceed an amount equal to (x) two (2) times (y) the aggregate of the compensation that would have been payable by NBC to Station pursuant to Paragraph 5 hereof if Station had not preempted such NBC programming. Any failure by Station to pay any amount due under this Paragraph 4(b) shall be deemed a material breach of this Agreement, and NBC shall have the option, exercisable in its sole discretion upon thirty (30) days' written notice to Station, to either (i) terminate station's right to broadcast any one or more series or other NBC programs, as NBC shall elect, and, to the extent and for the period(s) that NBC elects, thereafter license the broadcast rights to such series or other NBC program(s) to any other television station or stations located in Station's community of license or (ii) unless the breach is cured within such thirty (30) day period, terminate this Agreement.

     (c) With respect to programs offered or already contracted for pursuant to this Agreement, nothing herein contained shall be construed to prevent or hinder Licensee from: (i) rejecting or refusing any NBC program which Station reasonably believes to be unsatisfactory or unsuitable or contrary to the public interest, or (ii) substituting a program which, in Station's opinion, is of greater local or national importance; provided, however, that Station shall give NBC written notice of each such rejection, refusal or substitution, and the justification therefor, at least three (3) weeks in advance of the scheduled broadcast, or as soon thereafter as possible (including an explanation of the cause for any lesser notice). Programming shall be deemed to be unsatisfactory or unsuitable or contrary to the public interest only if: (A) it is delivered in a form which does not meet accepted standards of good engineering practice; (B) it does not comply with the rules and regulations of the FCC; or (C) Station reasonably believes that such programming would not meet prevailing contemporary standards of good taste in its community of license. Station acknowledges that NBC programming previously broadcast by Station has been consistent with the foregoing standards; Station also agrees that Station's reasonable belief that an NBC program does not meet such standards will be based on a substantial difference in such program's style and content from NBC programs previously broadcast by Station, unless the relevant standards in the Station's community of license have changed. Station confirms that no NBC programming shall be deemed to be unsatisfactory, unsuitable or contrary to the public interest based on programming performance or ratings, advertiser reaction or the availability of alternative programming (including, but not limited to, sporting events, program length commercials and infomercials, and other paid programming) which Station believes to be more profitable or more attractive. Station acknowledges the substantial investment in network programming to be incurred during the term of this Agreement in order to provide Station with network-quality news, public affairs, entertainment, sports, children's and other programming during the Programmed Time Periods. Station further acknowledges that in view of NBC's substantial investment in network programming, the amount of broadcast time available to Station outside the Programmed Time Periods and Station's rights under Paragraph 3(b) above, Station does not foresee any need to substitute programming of any kind for NBC programming, except in those circumstances requiring local live coverage of news events.

     5. Station Compensation. In further consideration of Station's performance of its obligations under this Agreement, NBC shall compensate Station as follows:

     (a) (i) NBC shall pay Station for Station's broadcast of each network-sponsored program or portion thereof (except those specified in Paragraph 5(b) below) which is broadcast during the Live Time Period therefor the amount resulting from multiplying the following:

          (A) Station's Network Station Rate, which is $2710; by

          (B) The percentage set forth in the compensation matrix table attached hereto as Exhibit B (the "Compensation Table") opposite the applicable time period; by

          (C) The fraction of an hour substantially occupied by such program or portion thereof; by

          (D) The fraction of the aggregate length of all Commercial Availabilities during such program or portion thereof occupied by Network Commercial Announcements.

     As used herein, "Live Time Period" shall mean the time period or periods as specified by NBC for the broadcast of a program by Station; "Commercial Availability" shall mean a period of time made available by NBC during a network-sponsored program for one or more Network Commercial Announcements; and "Network Commercial Announcement" shall mean a commercial announcement broadcast over Station during a Commercial Availability and paid for by or on behalf of one or more of NBC's network advertisers, not including, however, announcements consisting of billboards, credits, public service announcements, promotional announcements and announcements required by law.

          (ii) For each network sponsored program or portion thereof (except those specified in Paragraph 5(b) below) which is broadcast by Station during a time period other than the Live Time Period therefor, NBC reserves the right, in its sole discretion, to withhold payment of compensation for such program. If NBC does not withhold payment of compensation for such program, NBC shall pay Station as if Station had broadcast the program or portion thereof during such Live Time Period, except that if the percentage set forth in the Compensation Table opposite the time period during which Station broadcasts the program or portion thereof is less than that set forth opposite such Live Time Period, NBC shall pay Station on the basis of the time period during which Station broadcasts the program or portion thereof.

     (b) NBC shall pay Station such amounts as NBC and Station shall agree upon for all network-sponsored programs broadcast by Station consisting of:

          (i) Sports programs;

          (ii) Special events programs, and

          (iii) Programs for which NBC specifies a Live Time Period which straddles any of the time period categories in the Compensation Table.

     (c) (i) On or about the fifteenth day of the last month of each calendar quarter during the term hereof, subject to the timely receipt of reports requested under Paragraph 9 below, NBC shall pay Station, by electronic transfer or such other means as NBC shall determine, an estimate of the amounts due hereunder for such calendar quarter. NBC shall make the appropriate adjustment for the payment actually due for such calendar quarter in the payment of the estimated amount due for the next calendar quarter. NBC shall calculate the amounts due hereunder on a weekly basis and shall report such amounts to Station within a reasonable period of time after the close of each month during the term.

     (ii) From the amounts otherwise payable to Station hereunder, NBC shall deduct for each calendar quarter during the term hereof a sum equal to 217% of Station's Network Station Rate (the "Waiver Percentage"). This deduction shall be calculated on a weekly basis, with 4.2857 as the agreed number of weeks per month, and shall be reported to Station with the reports due under subparagraph 5(c) (i) above. NBC shall make other deductions from the amounts otherwise payable to Station hereunder for additional services made available by NBC and utilized by Station such as, but not limited to, NBC News Channel.

     (d) (i) NBC reserves the right as part of a general rate revision to reevaluate and change at any time the Waiver Percentage set forth in subparagraph 5(c) (ii) above, by giving written notice to Station at least thirty (30) days prior to the effective date of such change; provided, however, that the parties agree that NBC may only increase the Waiver Percentage by reason of an increase in NBC's technical costs of delivering programming to the NBC Television Network; provided, further, that any such increase shall be subject to review by the NBC Affiliate Board. NBC and the Station further agree that Station's Network Station Rate as set forth in Paragraph 5(a)(i)(A) hereof and the Compensation Table attached hereto as Exhibit B shall only be modified during the term of this Agreement as may be mutually agreed to by NBC and Station.

     (ii) The parties acknowledge that the payment of compensation to Station hereunder is in consideration of certain commitments by Station, including commitments regarding Station's local news program schedule and promotion of NBC programming as respectively set forth in Exhibits C and D attached hereto, which Exhibits are incorporated herein by this reference. In the event that Station does not fulfill the commitments set forth in Exhibits C and D, NBC reserves the right to decrease Station's Network Station Rate and the percentages in the Compensation Table and to increase Station's Waiver Percentage by notifying Station in writing at least ninety (90) days prior to the effective date of such change.

     6. Local Commercial Announcements. Station shall at all times during the term of this Agreement be entitled to the same number of local commercial announcements in and adjacent to NBC programming as are made available to NBC affiliates generally at such time. In the event of a material reduction in the total aggregate duration in minutes of all local commercial announcements available to Station in any Broadcast Year (as compared with the prior Broadcast
Year) in and adjacent to regularly scheduled NBC programming then offered (not including national sports programming and other special events), NBC agrees to offset the effects of such reduction by granting comparable economic benefit to the Station.

     7. Delivery. NBC shall transmit the programming hereunder by satellite and shall notify Station as to both the satellite and transponder being used for such transmission, and the programming shall be deemed delivered to Station when transmitted to the satellite. Where, in the opinion of NBC, it is impractical or undesirable to furnish a program over satellite facilities, NBC may deliver the program to Station in a form reasonably acceptable to Station in sufficient time for Station to broadcast the program at the time scheduled. Such recordings shall be used only for a single television broadcast over Station, and Station shall comply with all NBC instructions concerning the disposition to be made of each such recording received by Station hereunder.

     8. Conditions of Station's Broadcast. Station's broadcast of NBC programming shall be subject to the following terms and conditions:

     (a) Station shall not make any deletions from, or additions or modifications to, any NBC program furnished to Station hereunder or any commercial, NBC identification, program promotional or production credit announcements or other interstitial material contained therein, nor broadcast any commercial or other announcements (except emergency bulletins) during any such program, without NBC's prior written authorization: Station may, however, delete announcements promoting any NBC program which is not to be broadcast by Station, provided that such deletion shall be permitted only in the event and to the extent that Station substitutes for any such deleted promotional announcements other announcements promoting NBC programs to be broadcast by Station. Station's broadcast of NBC programming does not contemplate, without Station's prior written approval, the incidental use by NBC of the Vertical Blanking Interval ("VBI") of Station's standard television signal for non-broadcast or ancillary transmissions or signals.

     (b) For purposes of identification of Station with the NBC programs, and until written notice to the contrary is given by NBC, Station may superimpose on various Entertainment programs, where designated by NBC, a single line of type, not to exceed fifty (50) video lines in height and situated in the lower eighth raster of the video screen, which single line shall include (and be limited to) Station's call letters, community of license or home market, broadcast and/or cable, channel number, and the NBC logo. No other addition to any Entertainment program is contemplated by this consent, and the authorization contained herein specifically excludes and prohibits any addition whatsoever to News and Sports programs, except identification of Station as provided in the preceding sentence as required by the FCC.

     (c) The placement and duration of station-break periods provided for locally originated announcements between NBC programs or segments thereof shall be designated by NBC. Station shall broadcast each NBC program delivered to Station hereunder from the commencement of network origination until the commencement of the terminal station break.

     (d) In the event of the confirmation by NBC of any violation by Station of any of the provisions of this Paragraph 8, NBC may, in its reasonable discretion, withhold an amount of compensation otherwise due Station under Paragraph 5 above which is appropriate in view of the nature of the specific violation, it being understood that the amount withheld for any violation shall not exceed the total compensation due Station for the week in which such violation occurs. Nothing herein contained shall limit the rights of Station under Paragraph 4(c) above.

     9. Station Reports. Station shall submit to NBC in writing, upon forms provided by NBC, such reports as NBC may reasonably request covering the broadcast by Station of programs furnished to Station hereunder.

     10. Music Performance Rights. All programs delivered to Station pursuant to this Agreement shall be furnished with all music performance rights necessary for broadcast by Station included. Station shall have no responsibility for obtaining such rights from ASCAP, BMI or other music licensing societies insofar as the programs delivered by NBC to Station for broadcasting are concerned. As used in this paragraph, "programs" shall include, but shall not be limited to, program and promotional material and commercial and public service announcements furnished by NBC. Station shall be responsible for all music license requirements for any commercial and public service announcements or other material inserted by Station within or adjacent to the programs as permitted under the terms of this Agreement, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC's direction.

     11. Force Majeure. Neither Station nor NBC shall incur any liability hereunder because of NBC's failure to deliver, or the failure of Station to broadcast, any or all programs due to failure of facilities, labor disputes, government regulations or causes beyond the reasonable control of the party so failing to deliver or to broadcast. Without limiting the generality of the foregoing, NBC's failure to deliver a program for any of the following reasons shall be deemed to be for causes beyond NBC's reasonable control: cancellation of a program because of the death, illness or refusal to appear or perform of a star or principal performer thereon, or because of such person's failure to conduct himself or herself with due regard to social conventions and public morals and decency, or because of such person's commission of any act or involvement in any situation or occurrence tending to degrade him or her in society, or bringing him or her into public disrepute, contempt, scandal or ridicule, or tending to shock, insult or offend the community, or tending to reflect unfavorably upon NBC or the program sponsor.

     12. Indemnification. NBC shall indemnify, defend and hold Station, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless from and against all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of the use by Station, in accordance with this Agreement, of any program or other material as furnished by NBC hereunder, provided that Station promptly notifies NBC of any claim or litigation to which this indemnity shall apply, and that Station cooperates fully with NBC in the defense or settlement of such claim or litigation. Similarly, Station shall indemnify, defend and hold NBC, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless with respect to material added to or deleted from any program by Station, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC's direction. These indemnities shall not apply to litigation expenses, including attorneys' fees, which the indemnified party elects to incur on its own behalf. Except as otherwise provided herein, neither Station nor NBC shall have any rights against the other for claims by third persons, or for the non-operation of facilities or the non-furnishing of programs for broadcasting, if such non-operation or non-furnishing is due to failure of equipment, actions or claims by any third person, labor disputes, or any cause beyond such party's reasonable control.

     13. Station's Right of First Negotiation. Throughout the term of this Agreement, NBC shall give Station prompt notice of any determination by NBC to engage in new over-the-air broadcast ventures within Station's community of license (whether or not involving the transmission of television programs, but excluding any acquisition of an ownership interest in any broadcast television station) (a "Broadcast Venture"). NBC shall negotiate exclusively with Station in good faith, for a period of time following such notice to Station as shall be determined by NBC to be appropriate to the circumstances and as shall be specified in such notice, with respect to Station's participation on a financial and/or operational basis in any such Broadcast Venture within Station's community of license before NBC may enter into any such negotiations with a Third Party (as defined below) within such community of license. "Third Party" shall mean any person or entity other than an NBC Party; "NBC Party" shall mean any of NBC, National Broadcasting Company, Inc. or their respective parent, subsidiary, affiliated, related or successor entities.

     14. Change in Operations. Station represents and warrants that it holds a valid license granted by the FCC to operate the Station as a television broadcast station; such representation and warranty shall constitute a continuing representation and warranty by Station. In the event that Station's transmitter location, power, frequency, programming format or hours of operation are materially changed at any time so that Station is of less value to NBC as a broadcaster of NBC programming than at the date of this Agreement, then NBC shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Station.

     15.  Assignment.

     (a) This Agreement shall not be assigned by Station without the prior written consent of NBC, which consent shall not be unreasonably withheld, and any permitted assignment shall not relieve Station of its obligations hereunder. Any purported assignment by Station without such consent shall be null and void and not enforceable against NBC.

     (b) Station agrees to include as a condition of any proposed assignment or transfer a contractually binding provision that the assignee or transferee shall assume and become bound by this Agreement for (i) the remainder of the then-current term of this Agreement or (ii) three (3) years from the date of said assignment or transfer, whichever period is greater. Station acknowledges that any such assignment or transfer which does not so provide for such assumption and for NBC's right to extend the term of this Agreement will cause NBC irreparable injury for which damages are not an adequate remedy. Therefore, Station agrees that NBC shall be entitled to seek an injunction or similar relief from any court of competent jurisdiction restraining Station from committing any violation of this Paragraph 15(b).

     (c) Station agrees that if any application is made to the FCC pertaining to an assignment or a transfer of control of Station's license, or any interest therein, Station shall immediately notify NBC in writing of the filing of such application. Except as to "short form" assignments or transfers of control made pursuant to Section 73.3540(f) of the FCC Rules, NBC shall have the right to terminate this Agreement in the event of any assignment or transfer as to which NBC does not consent in accordance with Paragraph 15(a). Station agrees, except in the case of "short form" assignments or transfers of control, that promptly following Station's notice to NBC, Station (i) shall arrange for a meeting between NBC and the proposed assignee or transferee to review the financial and operating plans of the proposed assignee or transferee, and (ii) shall procure and deliver to NBC, in form satisfactory to NBC, the agreement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of the Station's license, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind. If Station complies with its obligations set forth in the preceding sentence and NBC does not terminate this Agreement upon written notice to Station within the thirty (30) day period following the later of the meeting with the proposed assignee or transferee or the delivery to NBC of a satisfactory assumption agreement, NBC shall be deemed to have consented to the assignment or transfer of control.

     16. Unauthorized Copying and Transmission. Station shall not authorize, cause, or permit, without NBC's consent, any program or other material furnished to Station hereunder to be recorded, duplicated, rebroadcast or otherwise transmitted or used for any purpose other than broadcasting by Station as provided herein. Notwithstanding the foregoing, Station shall not be restricted in the exercise of its signal carriage rights pursuant to any applicable rule or regulation of the FCC with respect to retransmission of its broadcast signal by any cable system or multichannel video program distributor ("MVPD"), as defined in Section 76.64(d) of the FCC Rules, which (a) is located within the Area of Dominant Influence ("ADI"), as defined by Arbitron, in which Station is located, or (b) was actually carrying Station's signal as of April 1, 1993, or (c) with respect to cable systems, serving an area in which Station is "significantly viewed" (as determined by the FCC) as of April 1, 1993; provided, however, that any such exercise pursuant to FCC Rules with respect to NBC programs shall not be deemed to constitute a license by NBC; and provided, further, that at such time as NBC adopts a term in substitution for the term "ADI" by reason of any similar action by the FCC or other appropriate authority, such substitute term shall replace the references to "ADI" herein. NBC reserves the right to restrict such signal carriage with respect to NBC programming as is consistent with any change in applicable law, rule or regulation.

     17. Limitations on Retransmission Consent. In consideration of the grant by NBC to Station of the non-duplication protection provided in the most recent amendment to this Agreement, Station hereby agrees as follows:

     (a) Station shall not grant consent to the retransmission of its broadcast signal by any cable television system, or, except as provided in Paragraph 17(b) below, to any other MVPD whose carriage of broadcast signals requires retransmission consent, if such cable system or MVPD is located outside the ADI to which Station is assigned, unless Station's signal was actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is "significantly viewed" (as determined by the FCC) as of April 1, 1993; provided, however, that at each renewal of the Agreement, in the event Station can demonstrate to NBC that it is "significantly viewed" (as determined by the FCC) in areas in addition to those in which it was "significantly viewed" as of April 1, 1993 ("Additional Viewing Areas"), NBC agrees that it will negotiate in good faith with Station regarding a possible extension of Station's grant of the right to retransmit its broadcast signal to cable systems in the Additional Viewing Areas.

     (b) Station shall not grant consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station's own ADI or is an "unserved household" as defined in Section 119(d) or any successor provision of Title 17 of the United States Code.

     18. Remedies for Unauthorized Copying and Transmission. If Station violates any of the provisions set forth in Paragraphs 16 and 17 above, NBC may, in addition to any other of its rights or remedies at law or in equity under this Agreement or any amendment thereto, terminate this Agreement by written notice to Station given at least ninety (90) days prior to the effective date of such termination.

     19. Applicable Law. The obligations of Station and NBC under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC), and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts negotiated, executed and performed entirely therein.

     20. Waiver. A waiver by either of the parties hereto of a breach of any provision of this Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or any other provision hereof.

     21. Notices. Any notices hereunder shall be in writing and shall be given by personal delivery, overnight courier service, or registered or certified mail, addressed to the respective addresses set forth on the first page of this Agreement or at such other address or addresses as may be specified in writing by the party to whom the notice is given. Such notices shall be deemed given when personally delivered, delivered to an overnight courier service or mailed, except that notice of change of address shall be effective only from the date of its receipt.

     22. Captions. The captions of the paragraphs in this Agreement are for convenience only and shall not in any way affect the interpretation hereof.

     23. Entire Agreement. The foregoing constitutes the entire agreement between Station and NBC with respect to the subject matter hereof, all prior understandings being merged herein, except for the most recent amendment with respect to network non-duplication protection under FCC Rules Section 76.92. This Agreement may not be changed, modified, renewed, extended or discharged, except as specifically provided herein or by an agreement in writing signed by the parties hereto.

     24. Confidentiality. The parties agree to use their best efforts to preserve the confidentiality of this Agreement and of the terms and conditions set forth herein, and the exhibits annexed hereto, to the fullest extent permissible by law. The parties recognize that Section 73.3613 of the FCC's Rules and Regulations requires the filing with the FCC of television network affiliation agreements by each affiliate, but are unaware of any requirement for the filing of exhibits annexed to such affiliation agreements. In the event that the FCC should request either party to file said exhibits, that party shall give prompt notice to the other, and shall submit said exhibits to the FCC with a request that said exhibits be withheld from public inspection pursuant to
Section 0.459 of the FCC's Rules and Regulations on the grounds that said exhibits contain confidential commercial or financial information that would customarily be guarded from competitors and not be released to the public.

     25. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

     If the foregoing is in accordance with your understanding, please indicate your acceptance on the copy of this Agreement enclosed for that purpose and return that copy to NBC.

                                    Very truly yours,

                                    NATIONAL BROADCASTING COMPANY, INC.

                                    By:  /S/ NATIONAL BROADCASTING COMPANY, INC.
                                       -----------------------------------------
                                         NATIONAL BROADCASTING COMPANY, INC.

AGREED:

KING BROADCASTING COMPANY

By:   /S/  KING BROADCASTING COMPANY
    ----------------------------------
      KING BROADCASTING COMPANY